CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 57 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 18, 1998, relating to the financial statements and financial highlights of J.P. Morgan Institutional Diversified Fund and the financial statements and supplementary data of the Diversified
Portfolio appearing in the June 30, 1998 Annual Report, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
October 26, 1998